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                                                                    Exhibit 4.15

                Paragraph (b) of Article Fifth of the Certificate

                               of Incorporation of

                   Chicago Board Options Exchange Incorporated



     In recognition of the special contribution made to the organization and development of the Corporation by the members of the Board of Trade of the City of Chicago, a corporation organized and existing by Special Legislative Charter of the General Assembly of the State of Illinois, and for the further purpose of promoting the growth and liquidity of the Corporation, developing a broad financial base of dues-paying members, and assuring participation on a continuing basis of persons experienced in the trading and clearing of contracts for future purchase or delivery on a central marketplace, every present and future member of said Board of Trade who applies for membership in the Corporation and who otherwise qualifies shall, so long as he remains a member of said Board of Trade, be entitled to be a member of the Corporation notwithstanding any such limitation on the number of members and without the necessity of acquiring such membership for consideration or value from the Corporation, its members or elsewhere. Members of the Corporation admitted pursuant to this paragraph (b) shall, as a condition of membership in the Corporation, be subject to fees, dues, assessments and other like charges, and shall otherwise be vested with all rights and privileges and subject to all obligations of membership, as provided in the by-laws. No amendment may be made with respect to this paragraph (b) of Article Fifth without the prior approval of not less than 80% of (i) the members of the Corporation admitted pursuant to this paragraph (b) and (ii) the members of the Corporation admitted other than pursuant to this paragraph (b), each such category of members voting as a separate class; provided, however, that any amendment to this paragraph (b) which is required under a final order of any court or regulatory agency having jurisdiction in the matter may be made in accordance with the provisions of Article Twelfth covering amendments to this Certificate of Incorporation generally, without regard to the above provisions concerning such 80% vote by classes.